Exhibit 10.31

November 25, 2013

(BY E-MAIL)

Mr. Andy Schiesl

Dear Andy,

This letter confirms my offer to you to join Gardner Denver, Inc. (“GDI”) as its General Counsel, reporting directly to the Chief Executive Officer of GDI.

This offer is contingent upon successful completion of a background check, pre-employment drug screening with acceptable results, and proof of your right to work in the United States on your first day of employment. Leslie Safran, from the Corporate Human Resources Department, will contact you to arrange the drug screening.

The terms of GDI’s offer include the following:

1.	Duties: While employed hereunder, you will perform such duties as are assigned to you in your capacity as General Counsel of GDI by the Chief Executive Officer of GDI, devoting your full business time and attention to the business and affairs of GDI.

2.	Salary: While employed hereunder, your annual base salary will be $450,000, paid on a semi-monthly basis (or otherwise in accordance with the normal payroll practices of GDI as in effect from time time). You will be eligible for your first salary review during our annual salary planning process in April 2014.

3.	Signing Bonus: You will be paid a lump sum cash bonus equal to $111,317 (the “Signing Bonus”), payable in March 2014 at such time as annual bonuses are paid in respect of the 2013 fiscal year, so long as you remain employed in good standing with GDI at such time. In the event that you resign for any reason or are terminated by GDI for Cause (as defined in GDI’s long-term incentive plan) prior to the first anniversary of your Start Date (defined below), you will promptly reimburse GDI the full amount of the Signing Bonus.

4.	Management Incentive Plan Bonus Program: Beginning with GDI’s 2014 fiscal year and for each fiscal year you are employed hereunder, you will be eligible to participate in the Gardner Denver, Inc. Management Incentive Plan, annual bonus program, subject to the terms and conditions of such plan as in effect from time to time (the “MIP”). Your target annual incentive opportunity under the MIP for each fiscal year will be 75% of your annual base salary as in effect for the given fiscal year. Your actual annual cash incentive award may over- or under-earn your target annual incentive opportunity, depending on GDI’s performance against its goals.

Andy Schiesl

November 25, 2013

The specific performance objectives and measures for your annual incentive opportunity will be defined and reviewed for each fiscal year and your annual incentive award will be calculated, approved, and paid after financial results for the given fiscal year have been finalized, all in accordance with the terms of the MIP.

5.	Long-Term Incentive Program: See attached Addendum A for details regarding your opportunity to receive a long-term incentive award in respect of, the common stock of Renaissance Parent Corp., our parent holding company.

6.	Retirement Plans: While employed hereunder, you will be eligible to participate in GDI’s retirement savings plans, based on the then current company policy.

7.	Health and Welfare Insurance Coverage: While employed hereunder, you also will be eligible for other benefits coverage, including medical, dental, and life insurance and disability along with a comprehensive wellness program for your health & well-being. A brief summary of these benefit programs as currently in effect will be provided to you. The Gardner Denver benefits plan coverage year begins on April 1st and ends on March 31st of each calendar year.

8.	Location: This position is based in Milwaukee, WI, subject to such business travel as may be reasonably required to perform your duties with GDI.

9.	Vacation: You will be entitled to such number of vacation/paid time off days as are provided to executives of GDI generally under the applicable policy; provided, however, that you will in all events be entitled to take vacation from January 2, 2014 until January 12, 2014, in connection with your wedding and honeymoon.

10.	Start Date: Your employment with GDI will commence on December 16, 2013 or such earlier date mutually agreed on by the parties (“Start Date”).

11.	At-Will Employment; Executive Severance Policy: Your employment with GDI is at-will, and as such you or GDI may terminate your employment hereunder at any time upon written notice to the other party; provided that if GDI terminates Executive’s employment without Cause or Executive resigns for Good Reason (as such terms are defined in GDI’s long term incentive plan), GDI will:

(i)	Pay over a 12-month period (the “Severance Period”) in equal installments the sum of (x) base salary and (y) the MIP bonus earned in respect of the fiscal year preceding the fiscal year in which the termination date occurs, if any (but if such date occurs in the first fiscal year of Executive’s employment, such MIP bonus will be the Executive’s target annual incentive opportunity under the MIP); and

(ii)	So long as Executive elects COBRA, provide Executive with continued coverage under GDI’s health insurance plan on the same basis as actively employed employees of GDI through the Severance Period (or, if earlier, through the date Executive becomes employed by another employer and eligible for health insurance at such employer). Payment of all amounts referenced above will be subject to your execution of a release of claims against GDI and certain other requirements, all pursuant to the terms of the GDI Executive Severance Policy. Note the GDI Executive Severance Policy shall govern in the event of any conflicts between its terms and those of this offer letter; provided, however, that nothing in such policy (including any future amendments to such policy) will reduce the severance benefits described in this paragraph 11.

Andy Schiesl

November 25, 2013

12.	Miscellaneous: GDI shall be entitled to withhold from the payment of any compensation and provision of any benefit under this offer letter such amounts as may be required by applicable law, including without limitation for purposes of the payment of payroll and income taxes. This offer letter and any dispute hereunder shall be interpreted and governed in accordance with the laws of the State of Delaware without reference to rules relating to conflicts of law. Any controversy or claim arising out of or relating to this offer letter that cannot be resolved by you and GDI shall be submitted to a single arbitrator who shall be a retired judge with substantial experience in arbitrating executive compensation disputes, in accordance with the dispute resolution provisions of the GDI Executive Severance Policy.

13.	Other Conditions: This offer of employment, and your continued employment hereunder, is further conditioned upon your signed agreement to, and ongoing compliance with, any code of conduct, business ethics and proprietary information agreements customarily required to be signed by new employees of GDI.

By signing and accepting this offer of employment, you represent and warrant that: (i) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise that may be an impediment to your employment with, or your providing services to, GDI as its employee; (ii) you have not and shall not bring onto company premises, or use in the course of your employment with GDI, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services; and (iii) you are not relying on any representations, promises or agreements not expressly contained in this offer letter. You further agree to keep this offer, its terms and any confidential or proprietary information of GDI, its parent holding company or any of their affiliates that you may acquire during the process of receiving and negotiating this offer, confidential.

[Signatures on next page.]

Andy Schiesl

November 25, 2013

Andy, I am very excited about the prospect of your acceptance of this offer to become a part of the Gardner Denver corporate team. I am confident you can make a positive contribution to our goal of growing the Company into a more profitable organization.

Please acknowledge your acceptance of this offer by signing and dating this letter on the space provided below and emailing a PDF back to me, with a copy to Leslie Safran, Vice President and Corporate HR Business Partner at leslie.safran@gardnerdenver.com

Sincerely,

/s/ Timothy W. Sullivan

Timothy W. Sullivan
President & CEO
Gardner Denver, Inc.

I have read and accept this offer of employment and agree to the terms and conditions.

ACCEPTED AND AGREED:

/s/ Andy Schiesl
Andy Schiesl

November 25, 2013
Date

PRIVILEGED & CONFIDENTIAL

Addendum A—Andy Schiesl

Equity Target

Long-Term Incentive Program:

Long-Term Incentive Program: A long term incentive plan (“LTI Plan”) has been established to give members of management at Gardner Denver, Inc. (“GDI”) the opportunity to share in the value appreciation of GDI. The intended goal of this LTI Plan is to provide the Executive with the opportunity (although not the guarantee) to earn pre-tax proceeds (net of the strike price of the LTI Plan grants referenced below) in respect of such value appreciation of up to and potentially more than USD $6 million[1].

The LTI Plan grants to Executive will be in the form of options to purchase 534,216 shares of Holdings stock (the “Long-Term Options”), 50% of which will be subject to time vesting and 50% will be subject to performance vesting. The time vesting Long-Term Options will vest 20% each year on the last day of each of Holdings’ fiscal years from 2014 through 2018. The performance vesting Long-Term Options will vest 20% per year as of the last day of each of Holdings’ fiscal years from 2014 through 2018 provided the GDI achieves annual EBITDA targets.

Additionally, to make Executive whole for certain equity awards and the 2013 cash bonus from his prior employer he will forfeit upon his resignation therefrom, Executive will be granted options to purchase 60,000 shares (assuming an exercise price of $5.00 per share) of Holdings stock (the “Short-Term Options”). The Short-Term Options will vest in full on the 180th day following Executive’s Start Date (as defined in the offer letter to which this Addendum A is attached), so long as Executive remains employed with GDI through such date.

Both the Long-Term Options and the Short-Term Options will have a per share exercise price equal to the fair market value of Holdings stock on the date of grant (the “FMV”) (which is expected to be $5.00, the same per share purchase price paid by KKR for its Holdings stock). In the event that the FMV is greater than $5.00, subject to Executive accepting the Options promptly, Holdings will grant Executive an additional number of Options, in Holdings’ discretion, that will make Executive whole for any such increase.

The Long-Term Options, Short-Term Options and any Holdings stock Executive acquires will be subject to the LTI Plan terms and other terms contained in management equity agreements with Holdings and the investors thereto; provided that the Short-Term Options shall be treated as investment stock for purposes of the management equity agreements (i.e., company call rights generally are always at fair market value). These terms include, generally, transfer restrictions, company call rights, tag-along and drag-along rights, and restrictive covenants (including covenants not to disclose confidential information at any time, and while employed and for certain post-employment periods, not to solicit employees or customers and not to compete with the business of GDI).

1 Assuming a certain exit value is achieved in 2018. Details of a corresponding financial forecast and exit multiple assumption will be presented separately.